Exhibit 99.2

Rick McVey to Retire from MarketAxess

Carlos Hernandez Elected As Next Chairman

NEW YORK | November 6, 2024 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced that Founder and Executive Chairman Rick McVey will retire at the end of the year. Carlos Hernandez will succeed Mr. McVey as Chairman of the Board of Directors, effective January 1, 2025. Mr. McVey has agreed to remain as the Chairman of the Board of Directors of MarketAxess Limited, the Company’s international holding company.

Mr. McVey founded MarketAxess in 2000 and is a visionary in the evolution of fixed income market structure. Under his leadership, the company grew to become a global, S&P 500 company that has transformed the way the world’s largest capital market operates worldwide. Mr. McVey stepped down as CEO of MarketAxess in April 2023 after 23 years in that role, and has since been serving as Executive Chairman of the Board.

“Rick’s bold vision for the company nearly 25 years ago not only revolutionized trading forever, but also created an outstanding organization in the process,” said Chris Concannon, CEO of MarketAxess. “I’d like to congratulate Rick on an incredible accomplishment and thank him for the opportunity to lead the company as we continue to transform global markets.”

“The last quarter century has been an incredible journey, and it was an honor to lead this organization from a startup to a position of global leadership. None of this could have been possible without the skill and dedication of our management team, employees, and board of directors,” said Mr. McVey. “Most importantly, I am grateful for the tremendous support we enjoy from our dealer and investor clients around the world. The future of MarketAxess is bright and I am confident under Chris’ leadership we will continue our track record of innovation and growth to create lasting improvements for global fixed income markets. I look forward to my continued involvement on the Board of MarketAxess Limited as we continue to expand our reach in international financial markets.”

Mr. Hernandez previously served as a Director from 2006 to 2019 and rejoined the MarketAxess Board in September 2023. Mr. Hernandez, who is designated as an independent Director, currently serves as the Chair of the Board’s Compensation and Talent Committee. Mr. Hernandez retired from JPMorgan in April 2023 after 37 years of service. Prior to his retirement, Mr. Hernandez was Executive Chair of Investment and Corporate Banking at JPMorgan and served as a Member of the Operating Committee and a Member of the Corporate & Investment Bank Management Team.

“Having watched firsthand this incredible company that Rick McVey built, consistently challenge norms, break records and set new standards for fixed-income electronification for over two decades—I am incredibly honored to succeed him as Chairman,” said Mr. Hernandez. “I look forward to working closely with Chris Concannon and our seasoned management team during this next phase of MarketAxess as we find new ways to make one of the world’s leading fixed income marketplaces even better.”

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About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

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Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Mary Sedarat MarketAxess Holdings Inc. +1 212 813 6226 msedarat@marketaxess.com